Exhibit 99.03

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

EVENT DATE/TIME: OCTOBER 23, 2014 / 12:00PM  GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
 Peter Kraus AllianceBernstein Holding L.P. - Chairman & CEO
 John Weisenseel AllianceBernstein Holding L.P. - CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 Michael Kim Sandler O'Neill & Partners - Analyst
 Mike Carrier BofA Merrill Lynch - Analyst
 Bill Katz Citigroup - Analyst
 Greggory Warren Morningstar - Analyst

 PRESENTATION

Operator

Thank you for standing by, and welcome to the AllianceBernstein third-quarter 2014 earnings review.

(Operator Instructions)

As a reminder, this conference is being recorded and will be available for replay for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, John. Hello and welcome to our third-quarter 2014 earnings review. This conference call is being webcast and accompanied by a slide presentation that's posted in the Investor Relations section of our website. Our Chairman and CEO Peter Kraus, CFO John Weisenseel, and COO Jim Gingrich will present our financial results and take questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. I would like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2013 Form 10-K and in our third-quarter 2014 Form 10-Q which we filed this morning.

Under Regulation FD management may only address questions of a material nature from the investment community in a public forum. So, please ask all such questions during the call. We are also live tweeting today's earnings call. You can follow us on Twitter using our handle @AllianceBERNSTN.

Now I will turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, Andrea. And thanks for joining us today. Let's begin with a firm-wide overview on slide 3.

During the third quarter, market conditions became increasingly challenging as investors began to focus on the US Fed's intention to continue removing liquidity and eventually raise rates, as well as growing evidence that slowing growth in Europe was weakening overall global growth. These dynamics spooked investors into shedding risk assets.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

Despite these challenges, we performed well in the third quarter, with $2.8 billion in positive net flows, a $7.6 billion flow improvement over the same period last year. We finished the quarter with $473 billion in assets under management.

Positive net flows partially offset a negative $8.9 billion market performance impact during the quarter. September's tough fixed income and equity markets, including a negative foreign exchange impact, explain why we ended the quarter with higher average AUM.

Now, let's turn to slide 4 which tracks our quarterly flow trends across channels. Institutional gross sales of $5.8 billion declined from last quarter's multi-year high, but were still up 29% from the same prior-year quarter. Increases in Japan and Australia more than offset declines in the Americas, EMEA and Asia ex-Japan markets.

At the same time, institutional redemptions declined by 67% year over year and 23% sequentially, resulting in net inflows of $2.8 billion. For retail, we maintained our high gross sales level from the second quarter. But redemptions increased leaving us in slight negative territory for the quarter.

In private client, we had a small net inflow for the quarter. That's a significant improvement over the same prior-year quarter.

Now, let's review results by channel, beginning with institutions on slide 5. Net flows were again positive for the quarter in our institutional channel despite the steep sequential decline in fundings. You can see from the top left chart both how high last quarter's fundings were relative to prior periods, and also how much better the institutional flow picture is today versus the same period a year ago.

We are getting to the table, winning more and clients are happier today with our performance and offerings. So, they're redeeming less. As you can see in the chart at the top right, our redemption rate has been steadily trending lower. At a 5% annualized rate, it is now the lowest since the fourth quarter of 2005.

Our engagement levels with consultants and clients are the highest we've seen in years and this is showing up in our RFPs and pipeline. RFP activity is up 20% year to date compared to the same period last year, with the greatest increases in equities and alternatives. And we finished the quarter with $6.6 billion in the pipeline, up more than $2 billion from the end of the second quarter. That's the chart at the bottom left.

Institutional clients remain quite interested in our global credit-intensive fixed-income platform. You can see some of our new fixed income pipeline additions at the bottom right. Beyond fixed income new mandates include a $200 million win for emerging market multi asset, a $100 million commitment to our new frontier equities service, and an additional $1.8 billion in funds from a long-time CRS client, a diverse list that reflects the breadth of our institutional offering set today.

Let's turn to our investment performance, beginning with fixed income on slide 6. Every service here continues to outperform its benchmark across most, if not all, major time periods. As of quarter end 80% of our fixed income assets were in strategies that outperformed for the three-year period, and 84% outperformed for the five-year period.

Our top performers include global high income, which ranks top quartile for the one- and five-year periods, and above peer median for the three-year; US high-yield, which is top quartile for one-, three-, and five-year periods; European income top quartile for the three- and five-year; and European high-yield top quartile for the three-year. Our fixed income team has prevailed in spite of rising anxiety amongst investors that caused them to flee both high-yield and intermediate-term bonds.

Now, I'm on slide 7. Recent market dislocations have allowed us to reinforce the dialogue we've been having for clients for 25 years about the benefits of diverse, global and credit-intensive fixed-income investing. Global bond investing diversifies interest rate exposure.

As is clear from the display in the top left, country bond returns vary widely across cycles and, in some cases, going from best to worst from one year to the next. The display at the top right, that shows the same goes for the sectors. Taking a multi-sector approach broadens the opportunity set. It also helps avoid liquidity issues. Liquidity is episodic and can affect different sectors in different ways.

A dynamic multi-sector approach offers better protection should liquidity dry up in a specific sector. The chart at the bottom left helps demonstrate this.

We've built a global fixed-income franchise that allows investors to participate across G8 country yields in multiple sectors. You can see that from the pie at the bottom right.

We're also well positioned in a rising rate environment, with a large global high-yield business which tends to be negatively correlated with rising rates, and a substantial muni business which has a correlation to five-year treasuries of less than 0.5. Even our core fixed income business has a large base of insurance clients who tend to be less rate-sensitive. So, I'm confident that with our business mix and positioning we can deliver for our fixed income clients in any market environment.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

Let's move on to our equity investment performance highlighted in slide 8. We've worked hard to restore our long-term investment track records, particularly in our large cap services. And we've made significant progress.

As of quarter end 70% of our active equity assets were in services that outperformed their benchmarks through the three-year period. That compares with 42% at this time last year.

Standouts among our large cap services include global strategic value, which ranks top quartile for the three-year period and top decile for the one-year; US strategic value, which is above peer median for the three-year and top quartile for the one-year; US large-cap growth, a top quartile performer for the one- and the three-year period; emerging market growth, top quartile for the three-year, top decile for the one-year; and our new concentrated US growth service, top quartile for the three- and five-year. This is indeed a very strong performance and demonstrates that all the work we've done to turn these services around is bearing fruit.

Among our small cap services we continue to execute extremely well. US small cap value ranks top quartile for the three- and five-year periods. US small cap growth is above peer median for the three-year, top decile for the five-year.

Beyond improving our investment performance, we've also been able to reengage equity clients by evolving our platform. Now, I'm on slide 9. As you can see from the top half of this slide, today we offer a broad range of strategies tailored specifically to a diverse set of client objectives.

If clients want downside risk protection, we can provide it. If it's income, we can do that, too. The same goes for clients seeking stable and consistent alpha or unique sources of alpha.

These outcomes we were not equipped to deliver five years ago. We set out to broaden our equity offerings and did just that, beyond traditional growth and value.

We've also stuck to our high conviction investing style. Now, I'm speaking to the bottom of the slide.

Our focus on buying high-quality companies for certain portfolios mean we average much higher ROEs for our services than their relevant universes. And we don't hug the benchmarks.

Across our equity platform, we offer services with active shares of over 85%. Turnarounds take time and ours has acquired patience and faith on the part of our long-term clients. We are beginning to reward both with a business today that's better positioned than ever to deliver over the long term.

Let's move on to the retail channel, which is on slide 10. Our third-quarter retail gross sales of $11.6 billion increased slightly on a sequential basis, our third straight quarterly increase. But redemptions jumped $2.3 billion, mostly in the Asia ex-Japan region.

With our significant presence there in high yield we saw flows turn slightly negative as a result. Yet even with these dynamics for the quarter, our year-to-date redemption and flow trends are markedly better than last year when high-yield outflows were much more severe.

Gross redemptions have declined by $13 billion or 28% year to date, compared to 2013. Net inflows have improved more than $4 billion. That's the chart at the top right.

We are focused on maintaining positive momentum in retail, and we are also committed to broadening our offering, especially in Asia ex-Japan. The pies in the display at the bottom left show Global High Yield and American Income as a percentage of Asia ex-Japan, gross sales for 2011, before the peak in global high yield and for 2014 to date. While gross sales are similar in dollar terms, the Global High Yield and American Income percentages declined from 85% of the total in 2011 to 64% so far this year.

During that time, sales of other fixed income services in the region have increased from 8% of the total to 19%. Equities have gone from 7% to 12%. And new alternatives in multi-asset services are now 5% of regional gross sales.

We have a long way to go before our sales mix in the region is as balanced as we'd like it to be, but we are moving in the right direction with new lux funds like Select Equity, RMB Income Plus and onshore launches like emerging market corporate debt and our multi-asset offerings in Taiwan. More broadly, newer offerings account for 28% of our year-to-date retail gross sales, a percentage that's grown steadily as we've spent these past five years innovating there again for our clients.

We're also well into a retail liquid alternatives build-out and added two new funds to our lineup in the third quarter -- multi-manager alternative strategies and long-short multi managers. Through a combination of product innovation and strong performance, we are gaining traction with clients in this important channel.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

We are innovating all the time in the private client business, as well, and it's resonating with our clients. That's coming through in our flow trends. And now I'm on slide 11.

While client activity was low during the quarter, with the summer slowdown followed by a tough September in the markets, it was not enough to derail our momentum for the year to date. The chart at the top right tells the story.

Year to date private client gross sales are up by 8% and redemptions are down by 34%, resulting in a $3 billion net flow improvement from year-to-date 2013. We're steadily turning flows around by doing three things -- improving overall investment performance, continually enhancing our core offering, and introducing new targeted services that appeal to a broader client set.

Dynamic Asset Allocation, or DAA, our proprietor volatility management tool, is a perfect example. As you can see from the table at the bottom left with DAA, we've been able to reduce volatility in client accounts, especially in times of market stress by anywhere from 4% to 7% since inception, with virtually no impact on returns.

For clients who want to be more hands-on and product-focused, we've introduced a series of targeted services to exploit emerging opportunities in areas like real estate, frontier markets, Europe and US financials. The take-up has exceeded our expectations so far this year alone. Asset raises in commitments for these services has totaled $1.2 billion.

Having better investment performance and a broader set of relevant choices to offer clients has reenergized our FA sales force, as well. Year to date, not only has FA attrition dropped by two-thirds versus the prior two years, we are also welcoming former FAs back to the firm and adding new talent.

I'm excited about our progress and momentum in private client. Our targeted services are attracting a new base of more self-directed clients, while those invested in our integrated solutions get the benefit of our core strength in portfolio rebalancing, risk management and tax planning.

I'll finish our business highlights with Bernstein Research Services on slide 12. Looking at the top half of this slide, you can see that our business held up well during a tough quarter. Revenues increased 5% year over year, despite flat to down trading volumes in the US, Europe and Asia.

US volatility levels were particularly low, as you can see from the chart at the bottom left. Average volatility was down significantly each month of the quarter versus the prior-year month.

Market volumes and volatility vary, but one thing is constant -- clients can count on our analysts to consistently deliver differentiated research of the highest caliber. That's clear in how we perform in annual independent buy side research surveys and in our ability to draw dozens of blue-chip companies and hundreds of clients to our annual investor event.

Results for the Institutional Investor All-America research team survey came out during the third quarter. And in our tenth consecutive top 10 showing, Bernstein moved up a spot to number 6. And six of our analysts ranked number one in seven sectors.

We also hosted a very successful 11th annual pan-European strategic decisions conference during the quarter. More than 90 of the world's largest and most influential companies presented to and met with 800 clients. I'm proud of the research, sales and trading talent we have in this business, and the enduring strength of our sell side brand.

So, to recap the recent progress we've made in our long-term strategy to deliver for our clients, let's go to slide 13. We've held our long-term investment performance premiums across fixed income strategies and improved substantially in equities. We've made progress extending our platform by geography and service.

Institutional RFPs and pipeline are up year to date in diverse areas. Interest is growing from retail investors in the Asia ex-Japan region in offerings beyond high yield. And we've increased our sell side revenues by double digits year to date in Europe and Asia.

We're constantly innovating for our clients in the areas where they most want to be, launching two new US retail liquid all funds, and partnering with Morningstar during the quarter to launch and co-manage a new multi-manager target date funds series, as well as gaining traction with our new targeted services across a broad base of private clients. Finally, we've been diligent about our expenses and we were able to expand our adjusted margin even as revenues remained flat during the quarter.

There's always uncertainty in the global markets, but one thing is certain. In any environment all over the world, we'll be relentless in striving to deliver for our clients with our performance, our innovative services and our financial strength.

Now, I'll turn it over to John for a discussion of the quarter financials. John?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As always, I will focus primarily on our adjusted results in my remarks today. Our standard GAAP reporting is included in this presentation's appendix, our press release and our 10-Q.

Let's start with the highlights on slide 15. Third-quarter adjusted revenues declined sequentially, primarily due to an expected seasonal impact on our performance fees, but increased versus the third quarter of 2013.

Our third-quarter adjusted operating margin of 23.8% compares to 23% in the second quarter and 22.7% in the third quarter of 2013. Adjusted earnings per unit were $0.45, the same as the second quarter, and up from the $0.40 in the prior-year quarter.

Now, I'll review the quarterly GAAP to adjusted operating metrics reconciliation on slide 16. Third-quarter adjusted operating income was $4 million higher than GAAP operating income, primarily due to the exclusion of $4 million of investment losses related to the 90% non-controlling interest in the venture capital fund from net revenues. In addition, we excluded $1 million of credits resulting from the true-up of our real estate sublease assumptions and $1 million of acquisition-related expenses from operating expenses.

Also, during the third quarter, we reclassified certain other promotion and servicing expenses as distribution-related payments, and identified additional pass-through expenses that were excluded from adjusted net revenues in the current and prior periods presented. These amounts totaled approximately $3 million for the third quarter of 2014, and have no impact on operating income.

Now, I'll turn to the adjusted income statement on slide 17. Third-quarter adjusted net revenues of $626 million were down slightly from the second quarter, but up 8% compared to the third quarter of 2013. As a result, adjusted operating income of $149 million for the quarter was up 3% sequentially, and up 14% compared to the prior-year quarter.

We earned $0.45 per unit on an adjusted basis, which will also be our quarterly cash distribution. Slide 18 provides more detail on our adjusted revenues.

With average AUM up across all three of our distribution channels, base fees increased 4% sequentially and 10% versus the third quarter of 2013. Higher retail base fees primarily drove the sequential increase, while private client and retail-based fees were the largest contributor to the year-over-year increase. As expected, performance fees decreased sequentially.

During the second quarter, we earned $11 million on our Luxembourg Registered Select Absolute Alpha fund and $7 million of fees on the liquidation of the AB Recovery Asset securities, or ABRA fund. We recognize performance fees as revenues at the conclusion of their respective calculation periods when the amounts are known with certainty. Since we have only a limited number of investment contracts for which the performance fee calculation period ends in the third quarter, our performance fees are typically lower than other quarters of the year.

Bernstein Research Services revenues decreased 6% sequentially due to lower client activity in Europe and the US, a typical seasonal trend. Revenues increased 5% versus the prior-year quarter because of higher client activity in Asia. Net distribution expense increased both sequentially and year over year from higher distribution promotional payments related to stronger sales of Asia and retail funds.

Investment gains and losses include seed investments, our 10% interest in the venture capital fund and our broker-dealer investments. Total investment losses were $300,000 in the third quarter of 2014, but included seed investment gains.

At quarter end we had $536 million in seed capital investments, the majority of which is hedged. Seed capital increased $12 million from the second quarter due to funding of net new seed investments, partially offset by market losses.

Now let's review our adjusted operating expenses on slide 19, beginning with compensation expense. We accrued total compensation, excluding other employment costs such as recruitment and training, as a percentage of adjusted revenues.

We accrued compensation at 49.5% ratio in the third quarter. Our year-to-date accrual is approximately 50% of adjusted revenues. Total compensation and benefits expense decreased 1% sequentially, but increased 7% versus the third quarter 2013, in line with the change in adjusted revenues and the applicable compensation ratio.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

Within compensation and benefits, the sequential increase in commissions, fringes and other expenses is primarily attributable to increased private client commissions. The year-over-year decline reflects a shift of variable compensation for our Bernstein Research business from commissions to incentive compensation, partially offset by an increase in private client commissions. We finished the third quarter with 3,447 employees, up 1% from the second quarter, primarily due to staff adds in Bernstein Research Services and private client.

Now looking at our non-compensation expenses, third-quarter promotion and servicing expenses decreased 10% sequentially, due to lower seasonal T&E, and lower marketing costs resulting from lower advertising campaign activity and fewer client conferences. Promotion and servicing expenses were up 15% from the prior-year quarter due to higher trade execution costs related to the higher Bernstein Research trading activity and higher marketing costs and T&E.

Third-quarter G&A expenses of $107 million increased slightly from the second quarter. They were up 3% from last year's third quarter primarily due to higher portfolio servicing fees and other G&A.

Now, let's move on to slide 20, adjusted operating results. This slide summarizes the adjusted operating results that I've already discussed. Here, I will provide an update on our effective tax rate, subleasing activities and our credit facility.

The third-quarter effective tax rate for AllianceBernstein L.P. was 6.5%, about as expected. In addition, during the third quarter, we completed the subleasing of all office space which we vacated under Phase 1 of the real estate consolidation program we initiated in 2010.

For Phase 2 we have so far successfully sublet more than 80% of the office space vacated and recorded approximately $219 million of write-offs. Until we have sublet all of the vacated space, the total write-offs are subject to increase or decrease, depending on changes to market conditions. However, we still expect the range of Phase 2 write-offs to be $225 million to $250 million.

Finally, I am pleased to announce that yesterday we closed on the amendment and restatement of our $1 billion committed unsecured senior revolving credit facility, which extends the maturity date from January 17, 2017, to October 22, 2019. There are no other significant changes included in this amendment.

This credit facility is available for general purposes including the support of our $1 billion commercial paper program. By extending the maturity date of the credit facility, we have ensured that the Firm has the necessary financial resources to operate and grow its business over the next several years.

With that, Peter, Jim and I are pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Michael Kim from Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

First, maybe more of a bigger picture question, just to follow-up on some of your comments, Peter. Just wondering how your bond strategies might be positioned, assuming we do see some dislocation in the credit markets. Just curious to get more color on your take on liquidity concerns across the industry and whether a potential downturn -- how that might impact your business.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I think, number one, we've been very cautious about making sure that the funds have enough liquidity in them, as we know that the structure of the market has changed coming out of 2008, and regulations have changed. So, we are quite mindful of the need for all the funds to have more on-hand liquidity to service potential redemptions and/or market volatility.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

In addition to that, that cash does provide some potential opportunistic benefits because in volatile markets and obviously fast changes in pricing, you can take advantage of that with some greater liquidity in the funds. We've seen some benefits of that in our funds in the last four weeks, as we've watched this market go back and forth in terms of both rate exposure and credit exposure.

One of the interesting things about this market turbulence, we will call it that, in fixed income, this bout of it -- because we had it in 2012 and we had it again in 2013 -- is that the absolute rate levels are higher. So, a year ago and two years ago, the absolute rate levels were lower so you had rate levels that were 150 to 200 basis points lower than where they are today.

Those absolute rates may be causing a little less both sale and redemption volatility in the marketplace. So, I think that as rates have backed up and as spreads have backed up, in particular in the higher income spaces, that, perhaps, is causing a little less volatility in the actual fund behavior.

Michael Kim - Sandler O'Neill & Partners - Analyst

Got it. That's helpful. And then second question, I know it's still early but it does seem like you've had some success leveraging WP Stewart and CPH. So, just wondering how you are thinking about further M&A opportunities these days, just to continue to build out the franchise. And then any color on what you're seeing more broadly in terms of the competitive landscape and/or pricing trends.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well we like a lot what we've done so far in the both equity space and fixed income space, because, just to reiterate so we can lay the groundwork for the foundation, in the equity space, we've been able to broaden our franchise in places that we didn't have research expertise. And that was Select Equity, CPH and WP Stewart.

CPH, the latest acquisition, or the latest group that we brought over, really offers a factor-neutral style, neutral global portfolio, core portfolio. And, given investors' interest in the style-agnostic space, that's obviously interesting to us.

In the private credit space, there we have built and/or brought into the Firm teams that are looking at that private credit space across the spectrum of mortgages into commercial lending. That's quite complementary to our high income space, which has been security-based, but also very credit intensive.

We continue to be opportunistic in the marketplace, looking at businesses and teams. But, we'll continue to add to those businesses in equities and fixed income where we find people or teams that are in that opportunistic -- we are not in that space and it makes sense to us -- kind of an area.

So, I would just say, Michael, that I think we've done a lot, and therefore the pace, I would expect, would slow down. But I wouldn't say we're not ever going to do anything again, because I think that we continue to look at the evolving marketplace. There are plenty of teams and businesses that are looking to get some capacity to grow their assets, and are also looking to leverage their research basis and their research capability by coming to a firm that has a broad global platform.

Michael Kim - Sandler O'Neill & Partners - Analyst
Great. Thanks for taking my questions.

Operator

Mike Carrier from Bank of America Merrill Lynch.

Mike Carrier - BofA Merrill Lynch - Analyst

Peter, maybe as a follow-up on the last question, when I think about the product offering, whether it's through M&A or through the organic growth and your new products that you guys have launched, it looks like the product set is out there. So, when you think about growth going forward over the next one to two years, how much do you need to do on the distribution side in order to make sure that those products are getting noticed in the channels?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

We feel pretty comfortable with our distribution footprint. As you know, we're operating in three channels -- institutional, retail and private client. Private client is unique inasmuch as very few independent asset managers actually have that capacity to tap into that pool of capital, which is quite large, and quite willing, by the way, to invest in innovative services and be on the edge, which is attractive in both exploiting alpha opportunities and, frankly, building new services.

I think in the retail space we've continued to add in Europe although at a measured pace, and in the United States in the RIA channel. So, I would expect us to, again, at a methodical, disciplined speed, build out those two areas, in particular.

We've also launched into the marketplace a number of -- let's call them -- I don't want to use the word alternative, but less conventional products for at least our history. And that's brought with it senior portfolio managers and investors who have more client-facing responsibilities.

And we continue to focus that effort, because we think that's important in bringing more sophisticated inputs and more specific investment-oriented advice and thoughts that support the ultimate acceptance of those products and growth of those products in clients' portfolios. So, I think you'll see us continue to lean on that investor insight and research capability and content to deliver those services to clients.

We're doing that globally around the world. In Asia, I'd say that our distribution footprint is probably most mature in the retail space.

In the institutional space, outside of Japan, we can add to that, but that space is not growing as fast as the retail space is in that part of the world. In Japan, we have a terrific team, long history, quite effective in almost all the channels in that space.

So, I would say to you, that distribution is something that's been our strength and we've shown that in the last five years. Just look at the gross sales.

Mike Carrier - BofA Merrill Lynch - Analyst

Okay. Thanks a lot. John, just maybe a quick one.

The margin in the quarter, you showed, on the adjusted basis, you showed improvement. I just want to get some color.

It seemed like there was some, I don't know if I want to call them items, but different things that were moving around, both on the revenues and the expenses. So, when we think about the current level in going forward, anything that you would call more of a nuance, or that you would want to call out versus, as you continue to gain scale, there is some margin opportunity?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Mike, it's John. I would just say we continue to be very focused on the expense side. And I think we've done a very good job in controlling the expenses, particularly the promotion and servicing and the G&A expenses. As we've said in the past, from this point going forward, we do see that the business is very scalable, and we see operating margin leverage on the upside.

If AUM continues to increase and revenues continue to increase, we should see more and more of that drop through to the bottom line. So, still the same message there. I think to move the margins higher from here, though, we need help from the revenue side.

Mike Carrier - BofA Merrill Lynch - Analyst

Okay. Thanks a lot.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

Operator

Bill Katz from Citi.

Bill Katz - Citigroup - Analyst

Just coming back to institutional pipeline, which showed a nice increase, even as volumes picked up, as well, what's the success? Obviously I looked at the slides and see nice diversification. The ultimate question is:  how much of that is coming from existing clients versus expansion of the client base?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Bill, it's really both. A lot of it does come from existing clients where we are broadening relationships and successfully cross-selling. As we've just discussed, a broader range of capabilities that exist at AB today than existed in the past, and our ability to engage people and help them solve problems the way that we couldn't do in the past.

Some of it, frankly, is from clients coming back to the Firm that we've maintained relationships with but may have actually have lost assets in the past. And, to your point, some of it is also from new clients.

Actually, we are encouraged by the breadth that we are engaging with clients today. You see that reflected in some of the things that Peter mentioned in terms of RFP trends.

And as we look in terms of the breadth geographically, we are also encouraged. So, by and large, it's hard to complain about the trends that we're seeing.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

The one thing I would that to that, Bill, away from institutional -- you asked about institutional, and Jim's answer for that is complete. But in the private client space, the growth of these targeted services has really had a significant impact on the business's success in attracting new clients to the Firm. And in the private client space, just like the institutional space, once you attract a new client to the Firm, particularly through those targeted services, there are lots of other opportunities because their experience with us becomes positive and successful.

Our track record in these targeted services has been, actually, exemplary, beyond exemplary, and probably not something you can continue as you do that in the future. Every one of those services has had outstanding returns.

I can't believe -- I can hope, I can't believe that everything we do will be that terrific. But I do think that that's created a significant opportunity for the private client business. It's a service that we think we will continue in the future for a long time.

Bill Katz - Citigroup - Analyst

Okay. The second question is, just in terms of all the dislocation that's happening at PIMCO, just looking at your relative performance and your breadth of your product mix, it seems like it might be a great opportunity to pick up some share. What, if any, strategy are you doing to try to pick up some volumes?

One of your peers, BlackRock, which reported earlier, mentioned they see tens of billions of opportunities for them. I was just wondering any early signs of leverage for your platform given some of those dynamics?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Bill, I did make a comment in my prepared remarks about the persistency of our advice over 25 years of being diversity and global. We think that is the theme here that is relevant. And we continue to be quite focused on that.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

We looked at the opportunity set in the fixed income market today, which is quite large, broad, diverse and changing. That focus on global diversity -- diversity in sectors, diversity in liquidity, diversity in interest rate, yield curves -- and our credit capabilities, that is the bridge on which we stand.

That allows us to be effective in core space, in emerging space, in global space all over the world. And we believe that's going to accelerate our growth.

Bill Katz - Citigroup - Analyst

Okay. Thank you. I really appreciate the extra disclosure in your press release. It's very helpful.

Operator

(Operator Instructions)

Greggory Warren from Morningstar.

Greggory Warren - Morningstar - Analyst

Just trying to get a general feel from what you are seeing out there now. We're a couple of weeks into October here, the markets have been a lot more volatile all the way around the last month or so. It looks like the shift off of risk assets increased bond flows.

How do see things panning out as we move forward? Are you getting any hint from your investors? On the institutional side, is anybody hitting the pause button here with allocations as they think about where the market's heading over the near to medium term?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I don't think that anybody is hitting the pause button. I think the market volatility in October was elevated, for sure. We saw volatility levels double and then actually recede not quite back to their original position, but pretty close, in a short period of time.

But, I don't think, in the broader scope of things, I don't think that's changing the dialogue or changing the questions in investors' minds. Investors are still concerned about equity levels, levels of the market. Investors are still concerned about rising rates, when are they going to occur.

Investors are still concerned about growth and Is the United States the only growing country or is Europe going to start to grow, and what happens in China. Investors are still concerned about oil prices and the effect on oil companies, the effect on the high-yield market, the effect on the stability of companies in that space.

Those concerns, I think remain. But, those are, in a sense Greg, those are traditional, normal investor concerns. Investors always are looking at things going on in the marketplace and how it affects their relative positioning.

From our perspective, again, with a diverse platform, a global platform, again, if you are research-based and you're focused on what you think is going to succeed and where you think risks are in that world, there's lots for us to talk about. And that's really evidenced by the increase in activity across the Firm that we've been talking about.

So, I don't see a pause button. I see a persistent set of investor concerns and questions that investors are getting used to looking at.

And although volatility spiked, as I said it came down reasonably rapidly. And if you look at the longer term, from 2008 on, volatility levels have continued to decline and continued to telescope into tighter ranges, if you will. And that's caused investors to be more confident about buying stocks, buying bonds and taking risk.

Now, there's always a risk-on, risk-off within any period of volatility, but over the five, seven years that we've been looking at the world since the advent of the crisis, investors are probably taking more risk.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

Greggory Warren - Morningstar - Analyst

Okay. Definitely good points there. Just a quick follow-up -- your flows are much better than I was anticipating for the September quarter. Congratulations on that, that was a positive. But that meant that market losses were a bit higher.

It sounds like performance-wise you are still in a good spot. How should we really think about performance fees in the near term?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

There are two questions there. Performance fees are driven by both beta and performance, obviously. Beta is negative and performance is pretty even -- actually excellent.

So, I think that's going to be a little bit of a challenge to figure that out. And we, ourselves, we don't actually book performance revenues until they are crystallized, they're not crystallized, or those that still remain, until the end of the year. We can't predict what markets are going to look like in November, December.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would also add, we try and be pretty transparent in terms of funds that may have been wound down. For example, in the current quarter, or in the second quarter, John mentioned that we had a fund wind down. And, similarly, last year in the fourth quarter we had the same thing happen. So, I would just bake that into your thinking, as well.

Greggory Warren - Morningstar - Analyst

Okay. Fair enough. Thanks, guys.

Operator

There are no further audio questions at this time. I turn the call back over to the presenters.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, everyone, for participating in our conference call this morning. You can feel free to contact Investor Relations at any point during the day if you have any follow-ups. Thank you.

Operator

This concludes today's conference call. You may now disconnect.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 23, 2014 / 12:00PM GMT, AB - Q3 2014 AllianceBernstein Holding L.P. Earnings Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.